Exhibit 10.1

Mutual Termination Agreement for Collaboration, Option and License Agreement (the “Collaboration Agreement”) between Exicure, Inc. (“Exicure”) and Ipsen Biopharm Limited (“Ipsen”)

THIS MUTUAL TERMINATION AGREEMENT (“Mutual Termination Agreement”) is made and entered into as of December 12th, 2022 (the “Termination Effective Date”)

between

EXICURE, INC., a corporation organized and existing under the laws of Delaware and having a principal place of business at 2430 N. Halsted Street, Chicago, IL 60614, United States
(“Exicure”),

and

IPSEN BIOPHARM LIMITED, a company organized under the laws of England, located at Ash Road, Wrexham Industrial Estate, Wrexham LL13 9UF, United Kingdom
(“Ipsen”).

Exicure and Ipsen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Exicure and Ipsen are parties to that certain COLLABORATION, OPTION AND LICENSE AGREEMENT (the “Agreement”) entered into as of July 30, 2021.

WHEREAS Exicure and Northwestern University, an Illinois not-for-profit corporation with a principal place of business at 633 Clark Street, Evanston, Illinois, 60208 (“NU”) are parties to that certain License Agreement, made with effect from May 27, 2014, and that certain Restated License Agreement, made August 15, 2015 and effective as of December 12, 2011, each as amended from time to time.

WHEREAS Exicure, Ipsen and NU are parties to that certain Side Agreement to “Northwestern Agreements” in Relation to Ipsen Sublicense dated July 31, 2021.

WHEREAS, none of the requirements for the exercise of the First Option and the Second Option (as defined in the Agreement) have been met and neither the First Option nor the Second Option has been exercised by Ipsen;

WHEREAS, Exicure and Ipsen have decided to mutually terminate the Agreement and to provide for certain additional terms to apply to their relationship after such termination.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Termination. The Agreement is hereby mutually terminated as of the Termination Effective Date.

2.Defined Terms. Capitalized terms used in this Mutual Termination Agreement that are not otherwise defined herein shall have the meanings set forth in the Agreement.

3.Rodent Target Engagement Milestone. Section 13.5(e) of the Agreement shall no longer apply, is hereby irrevocably waived by Exicure, and shall not survive termination of the Agreement. Accordingly, Ipsen will have no obligation to pay the Rodent Target Engagement Milestone for any program.

4.Right of Reactivation In the event that Exicure reaches the goal defined in the Rodent Target Engagement Milestone at any time after this Mutual Termination, Ipsen will have a right to re-enter the Collaboration and License Agreement with Exicure at the original terms. Ipsen may exercise the right within 180 days from receiving written notice from Exicure (accompanied by detailed descriptions and supporting evidence necessary and sufficient to Ipsen’s satisfaction in order to make an informed decision) that the goal has been achieved by providing written notice to Exicure.

5.Waiver of Exclusivity. Section 7.6 of the Agreement shall no longer apply, is irrevocably waived by each Party, and shall not survive termination of the Agreement.

6.R&D Term IP. Notwithstanding anything to the contrary in the Agreement, including Section 9.1(b) of the Agreement, the Parties shall jointly own R&D Term IP and Patents Covering the R&D Term IP, with each Party owning an equal, undivided interest in and to such R&D Term IP and Patents, and each Party shall have the right to Exploit such jointly-owned R&D Term IP and Patents without a duty of seeking consent from or accounting to the other Party. In the event that co-ownership is legally not available in a country, Exicure shall issue to Ipsen a nonexclusive, fully paid up and irrevocable license (with the full right to sub-license) to the applicable Patent.

7.Ipsen right to 25% of revenue Ipsen shall receive 25% of any revenue, meaning any cash or cash equivalent income (whether based on Net Sales, or as income from any partnering such as upfront payments, milestones , royalties etc) related to any or all of the the programs covered in the Collaboration Agreement (the “Ipsen share”) until the Ipsen Share reaches a threshold amount of $30 million USD (the “Threshold Amount”), and after the Threshold Amount has been reached, Ipsen shall continue to receive 10% of any such further revenue (the “Reduced Ipsen Share”).

8.JSC. The JSC shall be disbanded as of the Termination Effective Date.

9.NU Side Letter. Exicure will notify NU about the termination of the Agreement as soon as practicable after the Termination Effective Date.

10.Survival. Section 13.8 (Survival) of the Agreement will continue to apply as modified by the terms of this Mutual Termination, provided that Sections 7.3(b), 9.4, 9.5, 13.1, shall not survive the termination of the Agreement.

This Mutual Termination will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions. Notwithstanding any other provision in this Agreement, the Parties expressly reject the application of (a) the United Nations Convention on Contracts for the International Sale Of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, concluded at Vienna, Austria on April 11, 1980.

This Mutual Termination Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[SIGNATURE BLOCK TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Mutual Termination Agreement by their duly authorized representatives as of Termination Effective Date.

IPSEN BIOPHARM LTD.

By: /s/ Philippe Lopes-Fernandes
Name: Philippe Lopes Fernandes
Date: December 12, 2022

(Signature Page to Mutual Termination Agreement)

IN WITNESS WHEREOF, the parties have executed this Mutual Termination Agreement by their duly authorized representatives as of Termination Effective Date.

Exicure Inc.

By: /s/ Matthias Schroff
Name: Matthias Schroff
Title: CEO
Date: December 12, 2022

(Signature Page to Mutual Termination Agreement)